Exhibit 10.16

December 1, 2015

Jonathan P. Freve

21 Davis Avenue

Northborough, MA 01532

Dear Jon:

On behalf of Spring Bank Pharmaceuticals, Inc., a Delaware corporation (the “Company”), I am pleased to set forth below the terms of your continued employment with the Company, which will take effect as of the date you counter-sign this letter agreement:

1. You will continue to be employed to serve on a full-time basis as Chief Financial Officer of the Company. As Chief Financial Officer, you will be responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall continue to report to the Chief Executive Officer of the Company, you shall continue to perform your duties at the Company’s principal office and you agree to continue to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2. Your base salary will continue to be at the rate of $9,375 per semi-monthly pay period (which if annualized equals $225,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3. You shall continue to be eligible to receive, for each fiscal year of the Company ending during your employment with the Company, an annual bonus of up to 30% of your annual base salary, whether pursuant to a formal bonus or incentive plan or program of the Company or otherwise. Such bonus, if any, will be approved by the Company in its sole discretion and will be based on both individual and Company performance objectives as developed and determined by the Company in its sole discretion. Any bonus earned by you and approved by the Company under this Section 3 shall be paid to you no later than March 15th of the calendar year following the calendar year in which such bonus is earned and approved by the Company.

4. You may continue to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

5. You will continue to be eligible for a maximum of four (4) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year. Your accrual and use of vacation time will be pursuant to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.

6. You may be eligible to receive such stock option grants as the Board of Directors of the Company shall deem appropriate. If your employment is terminated by the Company without Cause (as defined below) upon a Change in Control (as defined below), or within 12 months following a Change in Control, then, subject to Section 7, the vesting of all stock options held by you as of the date hereof or that are granted to you after the date hereof during the term of this Agreement shall accelerate in full and become fully vested and exercisable on the date of such termination, subject to such other terms and provisions as are set forth in the stock plan under which the options are granted and in a separate option agreement.

For the purposes of this letter:

“Change in Control” shall mean any of the following:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection any acquisition directly from the Company will not be a Change in Control, nor will any acquisition by any individual, entity, or group pursuant to a Business Combination (as defined below) that complies with clause (b) of this definition;

(b) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(c) the liquidation or dissolution of the Company;

provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

7. In the event your employment is terminated by the Company without Cause, then (i) the Company shall, during the Severance Period (as defined below), continue to pay you as severance pay your base salary as in effect on the date of termination and (ii) the Company shall pay the premiums for you and the covered members of your family to participate in continuation health coverage (“COBRA”) (less such amount as you would have paid in premiums during a comparable period of employment) for the shorter of the Severance Period or the period for which you elect and are eligible for such coverage. Notwithstanding the foregoing, the payment of the amounts payable and the provision of the benefits under this Section 7, and, if applicable, the acceleration of vesting of the options under Section 6, (i) shall be contingent upon your execution of a severance and release of claims agreement provided by the Company that you allow to become effective by not revoking your acceptance within 60 days following your last day of employment (or such lesser period as is provided in the severance and release of claims agreement) (the “Revocation Period”), (ii) shall constitute your sole remedy in the event of a termination of your employment by the Company without cause and (iii) shall be subject to the terms and conditions set forth in Exhibit A. The severance pay and benefits provided hereunder will be subject to all applicable taxes and withholdings and will be payable in installments in accordance with the Company’s then-regular payroll practices.

For the purposes of this letter:

“Cause” shall mean (a) a good faith finding by the Company that (i) you have failed to perform your assigned duties for the Company and have failed to remedy such failure within 10 days following written notice from the Company notifying you of such failure, (ii) you have engaged in dishonesty, gross negligence or misconduct or (iii) you have breached this letter or any other agreements to which you are a party with the Company or any policies or procedures of the Company, or (b) your conviction of, or your entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony; and

“Severance Period” shall mean the period beginning on the Company’s first regular payroll cycle following the effective date of the severance and release of claims agreement and ending on the date 12 months thereafter, provided that if the Revocation Period ends in the calendar year subsequent to the year in which your employment ends, no payment under Section 7 will be made before the first business day of that subsequent year.

8. In exchange for your continued employment with the Company pursuant to the terms and conditions herein, you hereby acknowledge and reaffirm your obligations set forth in the enclosed Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement that you previously executed for the benefit of the Company, which obligations remain in full force and effect.

9. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with the Company or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

10. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized officer of the Company, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as provided herein.

11. As an employee of the Company, you will continue to be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

12. This letter agreement and the agreements referenced herein constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this letter agreement, including your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Martin Driscoll, by December 4, 2015.

Very Truly Yours,

Spring Bank Pharmaceuticals, Inc.

By:	/s/ Martin Driscoll
	Name:	Martin Driscoll
	Title:	President and CEO

The foregoing correctly sets forth the terms of my continued employment by Spring Bank Pharmaceuticals, Inc.

Date: 12/1/2015	/s/ Jonathan P. Freve
Name: Jonathan P. Freve

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

Subject to the provisions in this Exhibit A, any severance payments or benefits under this letter shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after date of the termination of his employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this letter:

(i) It is intended that each installment of the severance payments and benefits provided under this letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this letter.

(iii) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(a) Each installment of the severance payments and benefits due under this letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this letter, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Employee’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(b) Each installment of the severance payments and benefits due under this letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(iv) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(v) All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.